EXHIBIT 10.1

RESELLER AND LICENSE AGREEMENT

This Reseller and License Agreement (this “Agreement”) is between ESP Petrochemicals, Inc., a Louisiana corporation with a principal place of business located at 9595 Six Pines Drive, Suite 6305, The Woodlands, Texas 77380 (“ESP”), and RGV Petroleum, LLC, a Texas limited liability company with a principal place of business at 1117 S 11/2 Street, McAllen, Texas 78501 (“RGV” or “Reseller”) and is effective as of this 15th day of February, 2013 (the “Effective Date”).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Appointment; License.

1.1.
Appointment as Authorized Reseller.  ESP appoints RGV as an authorized reseller of all the ESP products listed on Schedule B attached hereto (each a “Product” and collectively, the “Products”) on the terms set forth in this Agreement.  ESP and RGV may, at their mutual discretion, enter into subsequent contracts for the distribution of Products (“Sales Contract” or “Sales Contracts”) for use on a particular physical location within the Estados Unidos Mexicanos (“Mexico”).  Any and all Sales Contracts will expressly and clearly define the particular physical location intended for distribution therein (“Site”).  Any sale of the Products by Reseller not within a Site pursuant to the effective Sales Contract must be mutually discussed and agreed upon in writing by both parties.  Reseller shall have the sole and exclusive right to sell the Products in the Site for as long as sales continue in the Site, or as otherwise stated in the Sales Contract (the “Exclusivity Period”).  ESP agrees not to appoint any third party as a reseller in the Site during the Exclusivity Period.  At the termination of any Exclusivity Period, the Reseller’s rights under this Agreement will become non-exclusive and ESP shall have the right to grant resale rights to a third party in the Site.  Failure to clearly define a particular physical description for the Site within a Sales Contract will not preserve any limitation on ESP’s right to grant resale rights under such Sales Contract.  The foregoing appointment is subject to the license and the other terms and conditions set forth herein.

1.2.	License; Territory. ESP grants RGV a limited license for the sole purpose to resell the Products on behalf of ESP according to the specifications provided and approved by ESP.

1.3.
ESP IP Rights.  The license granted herein shall not be deemed to constitute a transfer, sale or conveyance of any ownership of any of ESP’s intellectual property or other proprietary rights whether or not protected, including without limitation any patents, copyrights, trade secrets, or other rights (the “ESP IP”), all of which are owned by ESP.  Any rights not subject to the license herein are expressly reserved by ESP.  RGV shall not decompile or reverse engineer any of the ESP IP, nor shall RGV create or develop, or attempt to create or develop, any derivative work based in whole or in part on the ESP IP.

1.4.
RGV Rights.  RGV maintains the right to set the sales price of the Products in the Site.  RGV also maintains the right to appoint sub-dealers or distributors to carry out any of the RGV’s obligations or responsibilities under this Agreement provided they agree in writing to the terms set forth herein including, but not limited to, Section 1.3, and notice is given to ESP of such appointment.

2.	Compensation.

2.1.
Royalties.  RGV will purchase the Products from ESP pursuant to a Price List provided to RGV by ESP.  The Price List will be based on the date of the order of the purchase.  ESP agrees that the Price List will be competitive and that ESP will not unreasonably increase prices.  ESP retains the right to increase prices on a quarterly basis provided there is a reasonable and justifiable reason for the increase.

2.2.
Payment Procedure.  RGV agrees to pay for the Products on time per the terms and conditions provided in a Sales Invoice or Sales Contract supplied to RGV by ESP.  Upon RGV placing a purchase order for Products, ESP shall issue a Sales Invoice with an invoice amount for that order.  In order for ESP to start production on the Products for that order, RGV must put on deposit, with a mutually agreed upon United States bank, an irrevocable letter of credit for the invoice amount.  The letter of credit shall stipulate, or the bank will be instructed, to release the funds from the letter of credit to ESP when ESP issues a bill of lading to the bank when the ordered products are ready for pick up by RGV.

2.3.
Minimum Amounts to be Maintained by RGV. RGV shall stock and maintain certain minimum amounts of the Products, as determined by ESP and mutually agreed upon by both parties. The minimum amounts may be altered if mutually agreed upon by both parties in writing.

3.	Intellectual Property; Trademarks; Content.

3.1.
Trademark Use.  ESP hereby grants RGV a limited license to use, exhibit and display, reproduce and publish ESP’s trade names, trademarks and service marks associated with the Products only to promote and sell the Products.

3.2.
Trademark Ownership.  ESP has and shall retain exclusive ownership of all trademarks, trade names and Product names relating to the Products, whether listed in catalog or marketing materials or otherwise (the “ESP Marks”).  Neither RGV nor its affiliates shall directly or indirectly contest or challenge, or do anything inconsistent with, ESP’s exclusive ownership of the ESP Marks.  RGV shall not alter, deface, remove, cover, mutilate or add to the ESP Marks, except that RGV may attach labels in the local language, and/or inserts or information in Product containers, as required by relevant regulations, if any.

3.3.
ESP Content.  ESP may provide to RGV, without limitation, Product advertising and promotional materials, as well as specifications, images, and other textual, graphical and/or multimedia content regarding the Products for use in preparing advertising and promotional material (“ESP Content.”  The ESP Marks, ESP Content and Products shall be collectively referred to as “Intellectual Property”).  Subject to any limitations that ESP places on the use of ESP Content by notification to RGV, ESP hereby grants RGV a license to use, exhibit and display, reproduce and publish (but not to modify, alter or amend) such ESP Content for the purpose of advertising and promoting the Products.  Any cost incurred by RGV in connection with this license to use, exhibit and display, reproduce and publish the ESP Content shall be borne by RGV.  ESP Content shall remain the property of ESP including any and all translations to Spanish.

3.4.
Intellectual Property. ESP will own all Intellectual Property related to the Products (including, without limitation, formulas, patents, trademarks and the ESP Content), and RGV shall be granted a limited license to use and resell the Products and use the Intellectual Property belonging to ESP.

4.
Confidentiality.  These Terms and any information marked or identified as confidential or, regardless of form or marking, is of the nature that a reasonable person would understand its owner would not want it disclosed to the public will be considered to be “Confidential Information.”  Further, Confidential Information shall also include (a) this Agreement and its terms; (b) technical matters concerning ESP’s trade secret processes or devices, know-how, data, formulas, inventions (whether or not patentable or copyrighted), specifications and characteristics of products or services planned or being developed, and research subjects, methods and results, (c) ESP’s pricing, policies, markets and sales strategies, (d) matters relating to ESP’s project initiatives and designs, or (e) other information of a similar nature not generally disclosed to the public.  Each party agrees not to disclose Confidential Information except to its own employees, or a third party bound by similar confidentiality obligations that are no less protective than this Section 6, that have a need to know to perform their responsibilities.  Each party agrees to take at least the same precautions to protect Confidential Information as such party would utilize to ensure the protection, confidentiality and security of its own confidential information.  Confidential Information shall not include any information which (a) is or becomes generally known or available through no act or failure to act by the receiving party; (b) is already known by the receiving party as evidenced by its written records; (c) is hereafter rightfully furnished to the receiving party by a third party without restriction on disclosure; or (d) is disclosed in response to a valid order by a court or other governmental body, or pursuant to the rules and regulations of any stock exchange or stock association in which the securities of the receiving party may be traded from time to time, provided that the receiving party provides the disclosing party with prior written notice of such disclosure as soon as reasonably possible in order to permit the disclosing party to seek confidential treatment of such information.  Upon the expiration or earlier termination of this Agreement, a party may, in writing, request either the prompt return or destruction, and a written certification of such destruction, of any Confidential Information provided to the other party. Each party further that monetary damages may not alone be a sufficient remedy for unauthorized disclosure of Confidential Information and that the non-disclosing party shall be entitled to seek all remedies and damages available in law and equity, including but not limited to such injunctive relief as may be deemed proper by a court of competent jurisdiction.

5.	Payment and Risk of Loss.

5.1.	Payment. Payment shall be made in good, lawful currency of the United States of America. RGV agrees to pick up the Product from ESP’s facilities, Free on Board Pharr, Texas, at RGV’s cost.

5.2.
Risk of Loss. ESP shall bear the risk of loss for the Products until RGV takes physical possession of the Product or causes it to be removed, shipped or otherwise transported from ESP’s facilities, at which time RGV shall acquire the full right, title and risk of loss to the Products.

6.
Taxes. The prices paid by RGV to ESP for the Products are exclusive of any federal, state, municipal, or other government taxes, duties, licenses, fees, excises or tariffs now or hereafter imposed, whether on the purchase, sale transportation, import, export, or use of the Product. All such charges shall be paid by RGV.   Notwithstanding the foregoing, both parties shall be independently responsible for the imposition of any income or franchise or capital tax imposed as a function income and all parties agree this section shall solely refer to taxes on consumption.

7.	Additional Obligations of ESP.

7.1.
Training.  ESP shall provide technical training to RGV personnel according to the terms and conditions of the Service Agreement attached as Schedule A, effective on the same date as this Agreement and incorporated herein by reference.  If there is any conflict between this Agreement and the terms of a Service Agreement, the terms of this Agreement will prevail.

7.2.
Compliance with Laws.  ESP shall create its Products in compliance with applicable laws. ESP will make commercially reasonable efforts to notify RGV as soon as practicable following the discovery by ESP of any material non-compliance with applicable laws, or ESP’s receipt of a notice of a claim from any third party which, individually or in the aggregate, in ESP’s reasonable expectation, may result in material liability to RGV or that a Product is defective or does not comply with all applicable laws.

8.	Representations and Warranties.

8.1.
ESP’s Representations and Warranties.  ESP represents and warrants to RGV that (a) it has the authority to enter into this Agreement and to sell the Products to RGV, free and clear of all liens, charges, encumbrances, or other restrictions, and that the persons signing this Agreement on behalf of ESP are authorized to sign; (b) it will provide any applicable warranty to end-users of the Products that is generally consistent with or superior to industry standards, which will constitute ESP’s only warranty regarding the Products; (c) it will comply with all applicable federal, state, and local laws and regulations in performing its obligations under this Agreement,; it will not make false or misleading representations, or otherwise make any disparaging statement, about RGV.

8.2.
RGV’s Representations and Warranties.  RGV represents and warrants to ESP that (a) it has the authority to enter into this Agreement, and that the persons signing this Agreement on behalf of RGV are authorized to sign; (b) it will comply with all applicable federal, state, and local laws (c) it will exert commercially reasonable efforts to resell the Products consistent with sales, marketing and merchandising plans, and (d) it will not make false or misleading representations, or otherwise make any disparaging statement, about ESP or any Product.

9.
Limitation of Liability.  Neither party makes any representations or warranties, express or implied, regarding the business results that the other may obtain as a consequence of this Agreement or the transactions contemplated hereby. Except with regard to the provisions of this Agreement relating to Confidential Information and IP Rights, neither party will be liable for lost profits or lost savings, incidental, indirect, consequential, special, exemplary or punitive damages.  Moreover, except with regard to the provisions of this Agreement relating to Confidential Information and IP Rights, neither party’s liability shall exceed in the aggregate the amount paid or owed to ESP or $5,000, whichever is more.

10.	Term and Termination.

10.1.
Term.  This Agreement will be effective for an initial term commencing on the date that this Agreement is executed by the parties hereto and continuing thereafter until for Three (3) years from the Effective Date (the “Initial Term”).  Unless sooner terminated as provided herein, upon the expiration of the Initial Term, this Agreement will automatically renew for successive periods of ten (10) years each (each, a “Renewal Term”) unless terminated at the end of the Initial Term or any Renewal Term by either party by delivering written notice of the intent to terminate at least sixty (60) days prior to the end of the Initial Term or Renewal Term, as applicable.

10.2.
Termination.  In the event a party is in material breach of this Agreement, this Agreement may be terminated immediately by the non-breaching party, provided that notice describing the breach has been provided to the breaching party and the breaching party has failed to cure such breach within thirty (30) days of its receipt thereof.

11.	Indemnification.

11.1.
By ESP.  ESP will indemnify, defend, and hold RGV, and its agents and employees, harmless from and against any and all claims, actions, liabilities, losses, costs and expenses (a “Claim”) arising from (a) a Product recall, whether initiated by ESP or a valid order by a court or other governmental body; (b) claims that the Products or any ESP Content infringe, misappropriate or injure a third party's intellectual property or proprietary rights; and (c) false or misleading Product specifications provided to RGV to promote and sell the Products.  RGV agrees to give ESP prompt written notice of any Claim, to tender the defense to ESP, and to grant ESP the right to control settlement and resolution.  ESP agrees to pay all costs of liability, settlement and defense, including its attorney fees and costs.  If it deems appropriate to limit or reduce its potential liability arising from a Claim, ESP may cause RGV to limit, suspend or terminate reselling of any Product or Products, in one or more territories or countries, pending resolution of the Claim; provided, however, that in the event of a suspension or termination of reselling pursuant to the foregoing, ESP will accept a return of, and will reimburse RGV for the price paid for, Dealer’s existing inventory of the suspended or terminated Product.  Furthermore, if ESP receives written notice of an alleged infringement or believes that a Claim of infringement if likely, ESP may, at its sole option and expense: (i) procure for RGV the right to continue to use ESP’s Product at ESP’s sole expense; (ii) modify ESP’s Product so that it no longer infringes; (iii) replace the infringing portion of ESP’s Product with material that does not infringe; or (iv) terminate this Agreement.

11.2.
By RGV.  RGV will indemnify, defend, and hold ESP, its affiliates, agents and employees harmless from and against any and all Claims arising from RGV’s negligence or willful misconduct, and from RGV’s breach of this Agreement, including making any false or misleading statements about ESP’s Product or any modifications of ESP Products it makes and sells to customers.  ESP agrees to give RGV prompt written notice of any such Claims, to tender the defense to RGV, cooperate fully with any investigative or other requests, and to grant RGV the right to control settlement and resolution.  RGV agrees to pay all costs finally awarded by a court of competent jurisdiction or agreed in a settlement of any such Claim, including reasonable attorney fees and costs.

12.
Assignment.  This Agreement and any rights or obligations hereunder may not be assigned by either party without first obtaining the other party's express written consent, which consent shall not be unreasonably withheld; provided, however, that either party may assign this Agreement, without obtaining the other party’s express written consent, to (a) a successor corporation resulting from a merger or consolidation or to a purchaser of all or substantially all of such party’s assets or a majority, or controlling interest in such party’s voting stock; and (b) a present or future subsidiary or affiliate.  Any attempted assignment in violation of this Agreement shall be null and void.

13.
Force Majeure.  Neither party shall be in breach of this Agreement solely due to causes beyond the control and without the fault or negligence of such party.  Such causes may include, but are not restricted to, acts of God or of a public enemy, acts of the government in either its sovereign or contractual capacity, fires, floods, epidemics, quarantine restrictions, strikes, freight embargoes, power failure, or failure of the customary delivery systems, but in every case the failure to perform must be beyond the control and without fault or negligence of the party failing to perform.  Each party must inform the other of any Force Majeure event within five (5) business days after such party became aware, or reasonable should have become aware, of its occurrence.

14.
Notices.  All notices and other communications which are required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given if hand-delivered or mailed by either registered or certified mail, return receipt requested, or by a nationally recognized overnight courier service, receipt confirmed.  In the case of notices via first-class mail or courier service, notices shall be deemed effective upon the date of receipt.

14.1.
Location of Notice.  Notices shall be addressed to the parties as set forth on the signature page of this Agreement, unless either party notifies the other of a change of address in writing, in which case the latest noticed address shall be used.

14.2.
Notice of Breach.  Notwithstanding anything to the contrary contained in this Agreement, however, any notice or other communication sent or given with respect to a breach of a material provision of this Agreement shall be sent or given by personal delivery or first class mail, certified or registered, return receipt requested. Such notices as are: a) personally delivered shall be deemed to be given when they are delivered; b) sent by overnight courier shall be deemed to be given on the date on which the sender designates them for delivery; c) sent by fax and electronic mail shall be deemed to be given on the date on which the sender sends them; and d) sent by certified or registered mail shall be deemed to be given three days after the sender mails them.

15.	General.

15.1.
Relationship of the Parties.  The relationship between the parties shall be that of independent contractors.  Nothing herein shall be construed as creating or constituting any agency or employment relationship, partnership, or joint venture between the parties.

15.2.
Settlement of Disputes.  If any disputes or disagreements arise between the parties based on the interpretation, validity, or performance of the parties under this Agreement, or if any other disputed matter arising out of this Agreement is not settled in writing through good faith and mutual cooperation between the parties, such dispute or disagreement shall be referred to and settled finally and conclusively under the provisions of legal arbitration in the United States, and the parties agree to accept that arbitrators findings as conclusive and legally binding.

15.3.
Enforceability.  If any provision of this Agreement is held to be unenforceable by a court of competent jurisdiction, such provision shall be more narrowly and equitably construed so that it becomes legal and enforceable or if such construction is not possible, then the provision shall be deemed removed, and in either case the entire Terms shall not fail on account thereof and the balance of the Terms shall continue in full force and effect.

15.4.
No Waiver.  Any of the provisions of this Agreement may be waived by the party entitled to the benefit thereof.  Neither party will be deemed, by any act or omission, to have waived any of its right or remedies hereunder unless such waiver is in writing and signed by the waiving party, and then only to the extent specifically set forth in such writing.  A waiver with reference to one event will not be construed as continuing or as a bar to or waiver of any other right or remedy, or as to a subsequent event.

15.5.
Counterparts and Electronics Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

15.6.
Entire Terms; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, negotiations and oral understandings, if any.  This Agreement may not be amended, supplemented, or modified in any way, except by an amendment in writing and signed by authorized representatives of the parties.  No amendment shall be effected by the acknowledgement or acceptance of a purchase order, invoice, or other forms stipulating additional or different terms.  This Agreement shall inure to the benefit of and be binding upon each of the parties and their respective successors, assigns, heirs, executors, administrators, and trustees.  Sales Contracts are not intended to be amendments of this Agreement.  If there is any conflict between this Agreement and the terms of a Sales Contract, the terms of this Agreement will prevail.

15.7.
Equitable Relief.  The parties agree that a breach of the Confidentiality provisions of this Agreement, or of any provision affecting the ownership of the ESP IP or ESP’s intellectual property, shall result in immediate and irreparable harm for which ordinary damages may not be a sufficient remedy.  Therefore, the parties agree that in the event of any such breach, the non-breaching party may seek equitable relief, including without limitation an injunction or other restraint, in any court of competent jurisdiction, without the necessity of posting any bond, in addition to any other relief to which such non-breaching party may be entitled at law or in equity.

15.8.	Headings. Section headings used in this Agreement are for the purposes of convenience only and shall not affect the legal interpretation of this Agreement.

15.9.
Survival.  The expiration or termination of this Agreement shall not terminate vested rights of either party from any liabilities or obligations incurred under this Agreement prior to or which by their nature are intended to survive expiration or termination, including but not limited to provisions relating to confidentiality, indemnification, and proprietary rights.

15.10.
Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the United States and the laws of the State of New York, without giving effect to the principles of conflict of laws of such state. All actions, proceedings and suits brought with respect to this Agreement shall be brought in the state or federal courts located in New York, New York and only in such courts and the parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such proceeding brought in such courts and any claim that any such proceeding brought in such courts has been brought in an inconvenient forum.

15.11.	The United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement.

[Remainder of page intentionally left blank; signature page to follow.]

IN WITNESS WHEREOF, each party has caused this Agreement to be executed by its duly authorized representative as of the Effective Date.

ESP Resources, Inc.			RGV Petroleum, LLC

By:	/s/ Tony Primeaux	By:	/s/ Narciso Cantu
Print Name:	Tony Primeaux	Print Name:	Narciso Cantu
Title:	Vice President/Secretary	Title:	Member

		By:	/s/ Rodolfo Barrega
		Print Name:	Rodolfo Barrega
		Title:	Member

SCHEDULE A

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this “Services Agreement”) is made and entered by and between ESP Petrochemicals, Inc., a Louisiana corporation with a principal place of business located at 9595 Six Pines Drive, Suite 6305, The Woodlands, Texas 77380 (“ESP”), and RGV Petroleum, LLC, a Texas limited liability company with a principal place of business at 1117 S 11/2 Street, McAllen, Texas 78501 (“RGV”) and is effective as of this 15th day of February, 2013 (the “Effective Date”). ESP and RGV are sometimes referred to herein as the “Party,” and collectively the “Parties.”

NOW, THEREFORE, in consideration of the foregoing promises, the promises contained herein, and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound, agree as follows:

1.
Reseller and License Agreement.  This Services Agreement is expressly subject to the terms and conditions of the Reseller and License Agreement to which this Services Agreement is attached and incorporated.  All abbreviations in the Reseller and License Agreement are applicable in this Services Agreement. This Services Agreement is not intended to be an amendment of the Reseller and License Agreement.  If there is any conflict between this Services Agreement and the terms of the Reseller and License Agreement, the terms of the Reseller and License Agreement will prevail.

2.
Training. ESP shall provide RGV technical support engineer(s) to provide onsite guidance and training to RGV and RGV’s employees regarding the Product on an as-needed basis for a maximum of Three (3) months per request, unless otherwise agreed by the Parties in writing.  The support engineers will be charged to RGV at a rate of One Thousand Five Hundred Dollars ($1,500.00) per day for each support engineer provided.  Other personnel provided by ESP shall be billed to RGV at a reasonable per man per day basis.  ESP agrees to provide reasonable help and support via phone, electronic mail and videoconference on mutually agreeable dates and times during the life of this Services Agreement.

2.1
Requests for Onsite Training.  All requests for training must be made in writing at least thirty (30) days before initiation of training, and must be made in accordance with the notice provisions in the Reseller and License Agreement.  All requests must expressly include the Sales Contract involved, a clear statement of what type of training is needed, and an estimate of the duration of training.  Any request for more than One (1) technical support engineer for a single Sales Contract must clearly state a legitimate business reason for the need, and ESP reserves the right to deny the request for the additional training personnel by written response within Fifteen (15) days of receipt of request.

2.2
Cost of Onsite Training.  ESP will provide such onsite technical support at a cost to be determined by ESP based upon the location and conditions of such support.  In every instance, the cost of training will include at a minimum the day rate of the technical support engineer as well as Reasonable Expenses, defined below.

2.3
Cost of Training at ESP Location.  ESP will provide technical training at its facilities for RGV personnel, upon request made in writing with Thirty (30) days’ notice, at rate of Seven Hundred Fifty Dollars ($750.00) per training day per man.

2.4
Out-of-Pocket Expenses. ESP shall be reimbursed for all reasonable out-of-pocket expenses that are necessary to facilitate ESP services (“Reasonable Expenses”).  Reasonable Expenses shall be deemed to include (but not limited to) (i) travel costs incurred in performance of the duties hereunder, (ii) Federal Express, courier, or mail costs, (iii) long distance telephone call and facsimile charges, (iv) reproduction charges, and (v) any costs associated with procuring a facility to conduct training for RGV’s employees.

2.5	Additional Services. The fees for any additional consulting services not contemplated by this Services Agreement shall be contracted for under a separate agreement between the Parties.

2.6	Kidnapping Insurance. RGV shall acquire and maintain kidnapping, ransom and extortion insurance for all employees or agents provided by ESP in Mexico, including any technical support staff/engineers.

3.
Transferability. Except as expressly set forth in this Services Agreement, the Parties shall have no right or authority to assign or subcontract to or otherwise authorize any third party to perform any of the activities contemplated by this Services Agreement. Either Party shall have the right, power and authority, in its sole discretion, to delegate any of its obligations under this Services Agreement; provided, however, that the delegating party shall remain primarily liable to RGV under this Services Agreement for any act or omission of delegates.

4.	Confidentiality.

4.1
RGV acknowledges and agrees that, as between ESP and RGV, ESP is and, notwithstanding anything in this Services Agreement to the contrary shall remain, the owner of all right, title and interest in the intellectual property of the Product and all associated training.

4.2
RGV shall cooperate with ESP in protecting ESP’s rights in the Product, and in preserving appropriate proprietary information and intellectual property protection for ESP in the Product and all associated training.

4.3	RGV shall immediately notify ESP of any legal notices served on or received by RGV that might affect ESP or the Product.

4.4
RGV shall make no representation or warranty concerning the quality, performance, or other characteristic of the Product other than those which are consistent in all respects with, and do not expand the scope of or conflict with, the representations and warranties previously made by ESP.

5.	Confidential Information.

5.1	Definitions.
5.1.1	“RGV Information” means all information regarding RGV, its RGVs, and their businesses and affairs not generally known to the public.

5.1.2
“ESP Information” means all information regarding ESP, its RGVs, and their businesses and affairs not generally known to the public. For the avoidance of doubt, the parties agree that information pertaining to the structure, function, operation or any other aspect of the Product is excluded from this definition, but information pertaining to its origin, development process and use for ESP’s RGVs (other than RGV) are included.

5.2
ESP shall treat RGV Information as strictly confidential, and shall not disclose, duplicate, copy, transmit or otherwise disseminate or permit to be disclosed, duplicated, copied, transmitted or otherwise disseminated without the prior written consent of RGV. ESP shall not use RGV Information except as permitted by RGV in writing.

5.3
The obligations set forth in Section 5.2 shall not apply to information which: (i) is publicly available through no action of the receiving party; (ii) shall have been in the rightful possession of the receiving party independent of its relationship with the disclosing party; (iii) shall have been developed by or become known to the receiving party without access to any confidential information and outside the scope of any agreement with the disclosing party; (iv) shall be obtained rightfully from third parties not bound by an obligation of confidentiality; (v) disclosing party reasonably needs to disclose to enforce its rights hereunder as part of any litigation between ESP and RGV arising from this Services Agreement; or (vi) is required by law to be disclosed to any governmental agency or court of law or in connection with a third party claim.

5.4
Each Party agrees to maintain in confidence the terms of this Services Agreement and agrees not to disclose or otherwise make available such information to any third party without the prior written consent of the other Party; provided, however, that each party may disclose the terms of this Services Agreement to potential acquirers if such third parties agree in writing to maintain the confidentiality of such information.

5.5
If ESP is required by law to disclose any RGV Information to any governmental agency or court of law or in connection with a third party claim, ESP shall provide RGV with prompt prior written notice of such requirement so that RGV may seek an appropriate protective order. If, in the absence of a protective order, ESP is, in the written opinion of its counsel, compelled to disclose RGV Information, disclosure may be made only as to that portion of the RGV Information that is legally compelled to be disclosed.

6.
Conflict of Interest. Each Party represents and warrants to the other that there exists no actual or potential conflict of interest concerning the services to be performed under this Services Agreement. Each Party represents that its performance under this Services Agreement does not require the breach of any agreement or obligation to keep in confidence the proprietary information of another party.

7.	Insurance. Each Party shall obtain and maintain appropriate public liability and casualty insurance, including any insurance required by state or federal law.

8.
Communications.  All communications between the Parties, whether written or otherwise, shall be in prepared in the English language. The cost of any necessary translation shall be borne exclusively by RGV.

9.	Expenses and Taxes.

9.1
Taxes. RGV shall pay all taxes, duties and levies of any governmental authority, exclusive of taxes on ESP net income.  If RGV claims exemption from any taxes resulting from this Services Agreement, RGV shall provide ESP with documentation required by the taxing authority to support an exemption.

9.2	Attorney’s Fees. Should it become necessary to take any action to collect any amount invoiced to the RGV under this Paragraph, RGV promises to pay ESP attorney's fees and all costs of collection.

10.	Termination.

10.1
Material Terms and Conditions.  RGV specifically agrees that each of the terms and conditions of Sections 2, 3, 4 and 5 above are material and that failure of RGV to comply with these terms and conditions shall constitute sufficient cause for ESP to terminate this Services Agreement pursuant to the terms and conditions of this Section 10. The presence of this Paragraph shall not be relevant in determining the materiality of any other provision or breach of this Services Agreement by either party.

10.2
ESP may terminate this Services Agreement and the provisions herein at any time if it reasonably determines, at ESP’s sole discretion, that RGV’s actions, conduct or management damages or impairs the reputation of ESP.

10.3	ESP may terminate this Services Agreement in the event RGV fails to implement or use the Product according to the training provided by ESP pursuant to Section 2 above, at its sole discretion.

10.4
Termination with Cause.  With reasonable cause, either Party may terminate this Services Agreement effective immediately upon providing the other Party at least Thirty (30) days’ written notice of termination. The breaching party shall then have Thirty (30) days to cure. In the event of failure to cure such breach, this Services Agreement shall be deemed terminated.

10.5
Continuation of Confidentiality.  In the event of a termination of this Services Agreement for any reason stipulated in this Section 10, RGV shall continue to adhere to the Confidentiality provisions in Sections 4 and 5 in Mexico for a period of Eighteen (18) months.

11.	Miscellaneous.

11.1
Status as Independent Contractor. ESP and RGV are contractors independent of one another and neither Party’s employees will be considered employees of the other Party for any purpose. This Services Agreement does not create a joint venture or partnership, and neither Party has the authority to bind the other to any third party.

11.2
The failure of RGV or ESP at any time to require performance of any other provision of this Services Agreement shall in no way affect its right thereafter to require performance of the other of such provision, nor shall such failure be held to be a waiver of any succeeding breach of such provision or a waiver of such provision itself.

11.3
Neither RGV nor ESP shall be liable for any failure to perform, or any delay in performing, its obligations pursuant to this Services Agreement that arise out of, is caused by or results from acts of God, terrorism or war. In the event that any such circumstances do arise, occur or result, ESP and RGV shall use reasonable efforts to overcome them as promptly as practicable.

11.4
This Services Agreement shall be governed by, and construed in accordance with, the laws of the United States and the laws of the State of New York, without giving effect to the principles of conflict of laws of such state. All actions, proceedings and suits brought with respect to this Services Agreement shall be brought in the state or federal courts located in New York, New York and only in such courts and the parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such proceeding brought in such courts and any claim that any such proceeding brought in such courts has been brought in an inconvenient forum.

IN WITNESS WHEREOF, each party has caused this Services Agreement to be executed by its duly authorized representative as of the Effective Date.

ESP Resources, Inc.			RGV Petroleum, LLC

By:	/s/ Tony Primeaux	By:	/s/ Narciso Cantu
Print Name:	Tony Primeaux	Print Name:	Narciso Cantu
Title:	Vice President/Secretary	Title:	Member

		By:	/s/ Rodolfo Barrega
		Print Name:	Rodolfo Barrega
		Title:	Member

SCHEDULE B

PRODUCTS

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